Exhibit 5.1

[Letterhead of Dickinson Mackaman Tyler & Hagen P.C.]

February 6, 2009

North Central Bancshares, Inc.
825 Central Avenue
Fort Dodge, Iowa 50501

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to North Central Bancshares, Inc., an Iowa corporation (the “Company”), in connection with the proposed sale of the following securities, as set forth in the Form S-3 Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”): (i) 10,200 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $0.01 par value per share, of the Company (the “Preferred Stock”), (ii) a Warrant (the “Warrant”) to purchase 99,157 shares of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), (iii) 99,157 shares of Common Stock issuable from time to time upon exercise of the Warrant (the “Warrant Shares,” and together with the Preferred Stock and the Warrant, the “Securities”); and (iv) such additional number of shares of common stock of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in the Warrant.

The Preferred Stock and the Warrant were issued and sold to the United States Department of the Treasury (the “Treasury”) pursuant to a Letter Agreement, dated January 9, 2009 (the “Letter Agreement”), and the related Securities Purchase Agreement – Standard Terms (together with the Letter Agreement, the “Securities Purchase Agreement”), between the Company and the Treasury.

We have examined the Registration Statement.  We have also examined and relied upon the Securities Purchase Agreement, the Warrant, originals or copies of such corporate records of the Company, certificates of public officials, certificates of officers of the Company as to certain factual matters and other documents as we have considered necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing and subject to the assumptions, conditions and limitations set forth herein, we are of the opinion that the Preferred Stock and the Warrant are, and upon exercise in accordance with the terms of the Warrant, the Warrant Shares, will be, duly authorized, legally issued, fully paid and nonassessable.

The foregoing opinion is subject to such matters as are set forth in the Registration Statement and the following additional qualifications:

(a)  Insofar as the opinion relates to the Preferred Stock and the Warrant being fully paid, we have relied on a certificate of the Chief Financial Officer and Treasurer of the Company confirming the Company’s receipt of the consideration for such securities set forth in the Securities Purchase Agreement. As to other questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company or representatives of the Company and do not opine as to the accuracy of such factual matters. We also have relied, without investigation, upon certificates and other documents from public officials.

(b)  We have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic, facsimile or other copies of original documents and the legal capacity of all natural persons.

(c)  We are admitted to the Bar of the State of Iowa, and we express no opinion as to the applicability or effect of the laws of any other jurisdiction upon the conclusion set forth above.

(d)  We have assumed that appropriate action will be taken, prior to the offer and sale of the Securities, to register and qualify the Securities or sale under any applicable state securities or “blue sky” laws.

This opinion is rendered only to you and is solely for your benefit in connection with the offer and sale of the Securities while the Registration Statement is in effect.  This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.  We undertake no responsibility or obligation to update this opinion, to consider its applicability or correctness to other than its addressee, or to take into account, or to advise you of, any changes in law, facts or other developments of which we may become aware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Dickinson Mackaman Tyler & Hagen P.C.

Dickinson, Mackaman, Tyler & Hagen, P.C.